SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) July 9, 1996



                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification
No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                     (Zip Code)

(503) 671-6453
             (Registrant's telephone number, including area code)



Item 5.  OTHER EVENTS

The Registrant issued the following press release on July 9, 1996:


Beaverton, OR (July 9, 1996) -- NIKE, Inc. (NYSE:NKE) today reported record revenues and earnings for the Company's fourth quarter and fiscal year ended May 31, 1996. Fourth quarter net income totaled $156.4 million, or $1.06 per share, compared to $113.4 million, or $0.78 per share in the fourth quarter last year. Fourth quarter revenues were $1.92 billion, up
36 percent compared to $1.41 billion last year.

For the fiscal year ended May 31, 1996, net income grew to a record
$553.2
million or $3.77 per share, increases of 38 and 39 percent respectively, compared to $399.7 million or $2.72 per share in fiscal 1995. Full year revenues totaled a record $6.47 billion compared to $4.76 billion last year, an increase of 36 percent.

The Company also reported worldwide futures orders for athletic footwear and apparel scheduled for delivery between June and November 1996 total a record $3.93 billion, 55 percent higher than such orders for the same period last year. Had the U.S. dollar remained constant at year-ago levels, worldwide futures orders would have increased 57 percent. This significant increase in worldwide orders for the period is due both to continued growth of NIKE core business and a change in the mix of futures and "at once" shipments as NIKE futures programs become more established on a global basis, particularly in apparel. *

NIKE Chairman Philip H. Knight stated, "This past year has been one of expansive growth for the NIKE brand. The 99 percent increase in sales of U.S. athletic apparel is testament to the powerful brand equity we've created. U.S. footwear, a segment where some questioned our capacity to gain additional market share, grew by 20 percent.

"Outside the U.S., our growth was stronger and more equally balanced, as international footwear grew 35 percent while apparel increased 38 percent for the year. We are starting to see the benefits of our investment spending outside the U.S. as we balance the power of the global NIKE brand with our localized sports marketing efforts.

"In the fourth quarter, U.S. athletic footwear and apparel revenues topped $1 billion for the first time ever in a quarter. In U.S. footwear, the top revenue category was women's fitness which grew 57 percent in the quarter. The women's sport category grew 77 percent in the quarter while men's training was up 67 percent. The running market continues to show renewed strength, with sales of men's running up 56 percent in the fourth quarter.

"The depth of NIKE's brand strength can best be seen in our U.S. apparel business, where revenues increased 117 percent in the fourth quarter. Our U.S. apparel futures orders remain extremely strong, driven by outstanding product and retailers' increasing use of our apparel futures program. This broad-based acceptance of NIKE apparel validates our belief that we will be the dominant player in the U.S. athletic apparel market in fiscal 1997.*

"Outside the U.S., there is great parity in our growth, with each of our three regions -- Europe, Asia Pacific and the Americas -- showing revenue increases of over 30 percent for the fourth quarter and the full year.

"The NIKE brand has excellent momentum going into fiscal 1997, as evidenced by our record futures orders. In U.S. footwear, our two largest categories showed particular strength with men's basketball up 48 percent and women's fitness up 67 percent. The balanced growth can also be seen in men's running where U.S. footwear futures orders increased 110 percent."*

In the fourth quarter, U.S. athletic footwear and apparel revenues totaled $1.02 billion, an increase of 44 percent. International athletic footwear and apparel revenues increased 35 percent to $768.7 million. Revenues from other brands, which include Bauer (formerly Canstar Sports),
Cole Haan, Tetra Plastics and Sports Specialties, decreased 1 percent to
$132.9 million.

Consolidated gross margins for the quarter were 39.6 percent compared to
40.1 percent last year. Selling and administrative expenses were 25.4 percent of fourth quarter revenues, compared with 26.2 percent last year.
NIKE's balance sheet remained very strong. The current ratio at May 31, 1996, was 1.9 to 1. Cash and short-term investments totaled $262.1 million.
Total U.S. footwear inventory units ended the quarter essentially flat compared to February 29, 1996 and up 17 percent from May 31, 1995.

For the full fiscal year, U.S. athletic footwear and apparel revenues increased 32 percent to $3.62 billion. U.S. athletic footwear grew
20 percent to $2.77 billion while U.S. apparel rose to $842.5 million, an increase of 99 percent.

Full-year international athletic footwear and apparel revenues increased 36 percent to $2.33 billion. International athletic footwear totaled $1.68 billion, an increase of 35 percent while international apparel grew 38 percent to $651.3 million. Revenues from other brands increased 68 percent to $521.9 million. Excluding Bauer, revenues from other brands would have increased 16 percent.

Consolidated gross margins for 1996 were 39.6 percent of revenues compared
to 39.8 percent last year.  Selling and administrative expenses were
24.6
percent of revenues compared with 25.4 percent last year. Spending in absolute dollars increased $378.9 million or 31 percent from last year. The Company's tax rate for the full year remained constant at 38.5 percent.

As of May 31, 1996 the Company had purchased a total of 5.1 million shares of NIKE's Class B Common Stock for approximately $301.7 million in the open market in conjunction with the $450 million, three-year share repurchase program approved in July 1993. During fiscal 1996, the Company purchased a total of 200,000 shares for approximately $18.8 million. The Board of Directors voted to extend the existing share repurchase program until July 1, 1999.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Bauer, Inc., the world's leading manufacturer of hockey equipment;
Cole Haan, which markets a line of high-quality men's and women's dress and casual shoes; and Sports Specialties, which markets a full line of licensed headwear. All per share data reflects the Company's 2-for-1 stock split which became effective October 30, 1995.

*The marked items are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by
NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K.   Some
forward-
looking statements in this release concern futures orders which are not necessarily indicative of total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.

                                          NIKE, INC.
                              CONSOLIDATED FINANCIAL STATEMENTS
                              FOR THE QUARTER ENDED MAY 31, 1996
                             (In thousands, except per share data)

INCOME                        QUARTER ENDING                     Y-T-D
ENDING
STATEMENT                   5/31/96      5/31/95              5/31/96
5/31/95
Revenues                  $1,921,338   $1,412,036           $6,470,625
$4,760,834

Costs & Expenses
  Cost of Sales            1,161,402       846,398           3,906,746
2,865,280
  SG&A                       487,787       370,282           1,588,612
1,209,760
  Interest Expense             8,499         9,253              39,498
24,208
  Other                        9,706         5,514              36,679
11,722
    Total Costs            1,667,394     1,231,447           5,571,535
4,110,970
                           _________     _________           _________
_________

Pre-tax Income               253,944       180,589             899,090
649,864
Income Taxes                  97,500        67,200             345,900
250,200
                           _________     _________           _________
_________

Net Income                  $156,444      $113,389            $553,190
$399,664

========================================================
Income Per Share               $1.06         $0.78               $3.77
$2.72

Dividend                       $0.15         $0.13               $0.58
$0.48

Average Shares Outstanding   147,733       145,878             146,804
147,006

========================================================================
===========
                                QUARTER ENDING                    Y-T-D
ENDING
                                ______________
____________

Divisional Revenues         5/31/96        5/31/95             5/31/96
5/31/95

U.S. Athletic Footwear      $773,922       $595,229
$2,772,532    $2,309,359
U.S. Athletic Apparel        245,729        113,216
842,519       423,884
                           _________      _________
_________     _________

   Total U.S. Athletic     1,019,651        708,445
3,615,051     2,733,243

International Footwear       549,876        398,022
1,682,313     1,244,286
International Apparel        218,861        171,635
651,346       472,685
                           _________      _________
_________     _________

   Total International       768,737        569,657
2,333,659     1,716,971
Other Brands                 132,950        133,934
521,915       310,620
                           _________      _________
_________     _________

   Total                  $1,921,338     $1,412,036
$6,470,625    $4,760,834

                             QUARTER ENDING              Y-T-D ENDING
Percentage Change         5/31/96      5/31/95       5/31/96
5/31/95

U.S. Athletic Footwear        30%          39%           20%
24%
U.S. Athletic Apparel        117%          47%           99%
25%
   Total U.S. Athletic        44%          40%           32%
24%
International Footwear        38%          28%           35%
25%
International Apparel         28%          29%           38%
32%
   Total International        35%          29%           36%
27%
Other Brands                  -1%         142%           68%
38%
   Total                      36%          41%           36%
26%


BALANCE SHEET                     5/31/96                   5/31/95

   ASSETS
Cash & Investments               $262,117                  $216,071
Accounts Receivable             1,346,125                 1,053,237
Inventory                         931,151                   629,742
Deferred Taxes                     93,120                    72,657
Prepaid Expenses                   94,427                    74,221
                                ___________________________________

    Current Assets              2,726,940                 2,045,928


Fixed Assets                    1,047,705                   891,213
Depreciation                      404,246                   336,334
                                ___________________________________

    Net Fixed Assets              643,459                   554,879
                                ___________________________________

Identifiable Intangible           474,812                   495,907
   Assets and Goodwill
Other Assets                      106,417                    46,031
                                ___________________________________

Total Assets                   $3,951,628                $3,142,745
                                ===================================
LIAB AND EQUITY
Current Long-Term Debt             $7,301                   $31,943
Payable to Banks                  445,064                   397,100
Accounts Payable                  455,034                   297,656
Accrued Liabilities               480,407                   345,224
Income Taxes Payable               79,253                    35,612
                                ___________________________________

  Current Liabilities           1,467,059                 1,107,535

Long-term Debt                      9,584                    10,565
Non-current Deferred Tax            1,883                    17,789
Other Long-Term Liabilities        41,402                    41,867
Preferred Stock                       300                       300
Common Equity                   2,431,400                 1,964,689
                                ___________________________________

Total Liab. & Equity           $3,951,628                $3,142,745
                                ===================================

ITEM 5.  OTHER EVENTS

 Currently certain of the Company

As international operations report
their results of operations on a one month lag which allows more time to compile results. The Company has taken steps to improve its internal reporting procedures that will allow for more timely reporting of these operations. Beginning in the first quarter of fiscal year 1997, the one month lag will be eliminated and as a result, the May 1996 results of operations of these entities will be recorded to retained earnings in fiscal 1997. The following tables include adjusted quarterly data for fiscal 1996 and 1995 as if the change were already in effect.





Fiscal Year 1996

________________________________________________________________________
________________________________


Three Months Ended

________________________________________________________________________
________________________________

                                   8/31/95                    11/30/95
2/29/96                   5/31/96
                           ______________________
______________________     ______________________
_______________________

                           As Reported   Adjusted     As Reported
Adjusted     As Reported   Adjusted     As Reported   Adjusted
Revenues                   $1,614,649    $1,700,020   $1,443,027
$1,356,758   $1,491,611   $1,582,039    $1,921,338    $1,852,067

Costs & expenses:
  Costs of sales              967,522     1,013,379      875,446
828,129      902,376      953,316     1,161,402     1,120,553
  Selling & administrative    359,525       369,043      358,583
353,715      382,717      387,534       487,787       497,703
  Interest expense             11,377        11,251        7,984
8,527       11,638       12,086         8,499         4,929
  Other (income)/
    expense, net                8,344        10,249        8,798
7,375        9,831       11,429         9,706        11,455
                            _________     _________    _________
_________    _________    _________     _________     _________

                            1,346,768     1,403,922    1,250,811
1,197,746    1,306,562    1,364,365     1,667,394     1,634,640
                            _________     _________    _________
_________    _________    _________     _________     _________

Income before taxes           267,881       296,098      192,216
159,012      185,049      217,674       253,944       217,427

Income taxes                  103,100       114,000       74,000
61,200       71,300       83,800        97,500        83,700
                            _________     _________    _________
_________    _________    _________     _________      ________

Net income                   $164,781      $182,098     $118,216
$97,812     $113,749     $133,874      $156,444      $133,727
                            ==========    ==========   =========
=========    =========    =========     =========     =========
Net income per
  common share                  $1.13         $1.25        $0.80
$0.67        $0.78        $0.91         $1.06         $0.91
                            ==========    ==========   =========
=========    =========    =========     =========     =========
Dividends declared
  per common share              $0.125        $0.125       $0.15
$0.15        $0.15        $0.15         $0.15         $0.15
                            ==========    ==========   =========
=========    =========    =========     =========     =========
Average number of common
  and common equivalent
  shares                     145,852        145,852      146,994
146,994      147,106      147,106       147,733       147,733





Fiscal Year 1995

________________________________________________________________________
________________________


Three Months Ended

________________________________________________________________________
________________________

                                   8/31/94                   11/30/94
2/28/95                 5/31/95
                           _____________________
_____________________    _____________________    _____________________

                           As Reported  Adjusted    As Reported
Adjusted    As Reported  Adjusted    As Reported  Adjusted
Revenues                   $1,170,355   $1,253,532  $1,053,746   $
976,016  $1,124,697  $1,207,934   $1,412,036   $1,351,132

Costs & expenses:
  Costs of sales              700,447      746,914     640,031
599,385     678,404     720,548      846,398      816,768
  Selling & administrative    292,294      301,383     268,873
255,960     278,311     283,508      370,282      373,482
  Interest expense              4,757        5,206       3,941
4,360       6,257       6,006        9,253        9,565
  Other (income)/
    expense, net                 (830)       1,162       1,662
2,980       5,376       1,726        5,514        6,133
                            _________    _________   _________
_________   _________    ________      _______      _______

                              996,668    1,054,665     914,507
862,685     968,348   1,011,788     1,231,447   1,205,948
                            _________    _________   _________
_________   _________   _________     _________   _________

Income before taxes           173,687      198,867     139,239
113,331     156,349     196,146       180,589     145,184

Income taxes                   67,700       77,500      54,300
44,000      61,000      76,400        67,200      54,000
                            _________    _________   _________
_________    ________    ________    __________   _________

Net income                   $105,987     $121,367    $ 84,939
$69,331    $ 95,349    $119,746      $113,389     $91,184
                            ==========   ==========  =========
=========    =========   =========   ==========   =========
Net income per
  common share                  $0.71        $0.82       $0.58
$0.47       $0.65       $0.81         $0.78       $0.63
                            ==========   ==========  =========
=========    =========   =========  ===========   ==========
Dividends declared
  per common share               0.100        0.100       0.125
0.125       0.125       0.125         0.125       0.125
                            ==========   ==========  ==========
==========  ==========  ==========  ============  ==========
Average number of common
  and common equivalent
  shares                      148,444      148,444     146,738
146,738     146,964     146,964       145,878      145,878





 SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                         (Registrant)

Date:  July 16, 1996

                                          By   /s/ Robert S. Falcone
                                               Robert S. Falcone
                                               Vice President and
                                               Chief Financial Officer